Exhibit 99.1

Halozyme Contact	Investor Relations Contact
David A. Ramsay	Don Markley
Chief Financial Officer	Lippert/Heilshorn & Associates
(858) 794-8881	(310) 691-7100
dramsay@halozyme.com	dmarkley@lhai.com
HALOZYME THERAPEUTICS REPORTS 2007
THIRD QUARTER FINANCIAL RESULTS
— Conference Call and Webcast on November 9 at 8:00 a.m. PST —
SAN DIEGO, November 8, 2007 — Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing products based on the extracellular matrix, today reported financial results for the three and nine months ended September 30, 2007.
“Halozyme’s unique capabilities in navigating the complexities of the extracellular matrix provide a number of exciting opportunities to build shareholder value,” said Jonathan Lim, MD, Halozyme’s President and CEO. “Building on our track record for accelerated development and commercialization and leveraging the franchises of our partners, we continue to pursue these opportunities by executing our Enable, Improve and Innovate programs. The Enable program focuses on making our partners’ drugs better by potentially improving administration, extending product lifecycles, and increasing patients’ compliance, and includes HYLENEX recombinant (hyaluronidase human injection) and our Enhanze™ Technology for drug delivery. In this regard, we are very pleased that we recently broadened our relationship with Baxter to apply our Enhanze Technology to their GAMMAGARD product. We are also excited about developing our own products through the Improve program, which focuses on co-formulations of rHuPH20 with marketed small molecules, particularly oncology and bisphosphonate drugs; and the Innovate program, which focuses on developing new molecular entities targeting the extracellular matrix with some exciting projects underway in oncology and dermatology.”
Third Quarter 2007 Highlights
•	The completion of a new agreement with Baxter International Inc. to apply Halozyme’s proprietary Enhanze Technology to Baxter’s biological therapeutic compound, GAMMAGARD LIQUID™ 10% [Immune Globulin Intravenous (Human)] (IGIV), used for the treatment of immune deficiencies. Enhanze Technology is based on recombinant human hyaluronidase (rHuPH20), an analogue of a human enzyme that temporarily clears space in the matrix of tissues such as skin. Under the terms of the agreement, Baxter paid Halozyme an initial upfront payment of $10 million. Pending the successful completion of a series of regulatory and sales events, Baxter may make further milestone payments totaling $37 million to Halozyme. Additionally, Halozyme will receive royalties on any kits and co-formulations of rHuPH20 recombinant with Baxter’s IGIV. Baxter will also assume all development, manufacturing, clinical, regulatory, sales and marketing costs.

•	The completion of enrollment in its Chemophase® Phase I/IIa clinical trial for the treatment of superficial bladder cancer. Chemophase is a novel recombinant investigational therapeutic combining rHuPH20 with mitomycin being developed to enhance the delivery of chemotherapy. This Phase I/IIa trial is a multi-center, open label, nonrandomized study to evaluate multiple intravesical (into the bladder) administrations of Chemophase along with the widely used anticancer drug mitomycin in 27 patients with superficial bladder cancer. Interim data from this ongoing trial is expected during the first half of next year.
Third Quarter 2007 Financial Results
•	Net loss for the third quarter of 2007 was $7.0 million, or $0.09 per share, compared with a net loss for the third quarter of 2006 of $3.7 million, or $0.06 per share. Net loss for the nine months ended September 30, 2007 was $15.2 million, or $0.21 per share, compared with a net loss of $10.4 million, or $0.17 per share, for the comparable period last year.

•	Revenues for the third quarter of 2007 were $943,000, compared with $362,000 for the third quarter of 2006. Cumulase product sales for the third quarter of 2007 were $135,000, compared with $43,000 for the third quarter of 2006. Revenues under collaborative agreements were $758,000 for the three months ended September 30, 2007. Revenues under collaborative agreements primarily consisted of the amortization of upfront fees received from Baxter and Roche of $477,000 and research and development reimbursements from Baxter and Roche of $281,000.

•	Research and development expenses for the third quarter of 2007 were $6.4 million, compared with $2.4 million for the third quarter of 2006, reflecting increased compensation expenses, share-based compensation expenses, research and development spending on Improve and Innovate programs, and manufacturing costs associated with the manufacturing scale up of the Company’s rHuPH20 enzyme.

•	Selling, general and administrative expenses for the third quarter of 2007 were $2.8 million, compared with $1.4 million for the third quarter of 2006, reflecting increases in compensation expenses, share-based compensation expenses, as well as legal, facilities, and marketing expenses compared with the prior-year quarter.

•	Cash and cash equivalents were $105.1 million as of September 30, 2007, compared with $44.2 million as of December 31, 2006 and $100.6 million as of June 30, 2007.
Conference Call
Halozyme management will host an investment community conference call tomorrow to discuss these topics beginning at 8:00 a.m. PST (11:00 a.m. EST). To participate via telephone, please call 888-463-4487 for domestic callers, or 706-679-5355 for international callers. A telephone replay will be available for 48 hours by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation number 21378327. The conference call will be broadcast live over the Internet at www.halozyme.com and will be available for 30 days.
About HYLENEX
HYLENEX recombinant (hyaluronidase human injection) is indicated as an adjuvant to increase the absorption and dispersion of other injected drugs, as an adjuvant for subcutaneous fluid administration (hypodermoclysis), and as an adjunct in subcutaneous urography for improving resorption of radiopaque agents. Hyaluronidase is contraindicated in patients with hypersensitivity to hyaluronidase enzyme or any other ingredients in the formulation. Hyaluronidase should not be used to enhance the absorption and dispersion of dopamine and/or alpha agonist drugs. Discontinue HYLENEX recombinant if sensitization occurs. Hyaluronidase should not be applied directly to the cornea, and should not be injected around infected or acutely inflamed areas, nor used to reduce the swelling of bites or stings. Hyaluronidase should not be used for intravenous injections because the enzyme is rapidly inactivated. Furosemide, the benzodiazepines, and phenytoin are incompatible with hyaluronidase. Please see accompanying package insert at www.hylenex.com for full Prescribing Information.
About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company developing and commercializing products based on the extracellular matrix for the drug delivery, oncology and dermatology markets. The company’s portfolio of products and product candidates is based on intellectual property covering the family of human enzymes known as hyaluronidases. The company’s Enhanze Technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. Its key partnerships are with Roche to apply Enhanze Technology to Roche’s biological therapeutic compounds for up to 13 targets and with Baxter to apply Enhanze Technology to Baxter’s biological therapeutic compound, GAMMAGARD LIQUID 10%. In addition, the company has received FDA approval for two products: Cumulase®, for use in in-vitro fertilization, and HYLENEX, for use as an adjuvant to increase the absorption and dispersion of other injected drugs and fluids. HYLENEX is partnered with Baxter International Inc. The Company also has a number of different enzymes in its portfolio that are targeting significant areas of unmet need.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, (i) statements concerning the company’s ability to execute on its strategy and (ii) clinical trial results and the conclusions drawn from such trials) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

HALOZYME THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

REVENUES:
Product sales	$185,252	$362,477	$541,420	$555,420
Revenue under collaborative agreements	757,629	—	1,920,192	—

Total Revenues	942,881	362,477	2,461,612	555,420

EXPENSES:
Cost of sales	59,454	356,093	211,200	395,591
Research and development	6,352,397	2,429,016	13,265,645	6,536,011
Selling, general and administrative	2,840,683	1,403,405	7,207,544	4,537,869

Total Expenses	9,252,534	4,188,514	20,684,389	11,469,471

LOSS FROM OPERATIONS	(8,309,653)	(3,826,037)	(18,222,777)	(10,914,051)

Interest income	1,280,871	175,000	3,034,985	540,028

NET LOSS	$(7,028,782)	$(3,651,037)	$(15,187,792)	$(10,374,023)

Net loss per share, basic and diluted	$(0.09)	$(0.06)	$(0.21)	$(0.17)

Shares used in computing net loss per share, basic and diluted	76,502,867	62,731,254	73,259,130	61,669,201

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